SHARE PURCHASE AGREEMENT (this "Agreement") made and entered into this 20th day of January 1998, by and among PROMETHEUS ASSISTED LIVING LLC, a Delaware limited liability company (the "Purchaser"), and the other entities set forth on the signature line hereto (collectively, the "Seller").


                           W I T N E S S E T H :

          WHEREAS the Seller beneficially owns 186,000 shares (the "Shares") of common stock of ARV Assisted Living, Inc., a California corporation, in such amount as set forth across from the signature line hereto; and

          WHEREAS the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares.


          NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:


          1. Representations, Warranties and Agreements of the Seller. The Seller represents and warrants to, and agrees with, the Purchaser that:

          (a) Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has the power and authority to enter into this Agreement and the proxy delivered by the Seller to Purchaser in connection with the shares covered hereby (the "Proxy") and to sell, assign, transfer and deliver the Shares in accordance herewith.

          (b) This Agreement and the Proxy have been duly authorized, executed and delivered by each Seller and constitute a valid and legally binding obligation of the Seller, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) Neither the execution nor the delivery of this Agreement and the Proxy nor the sale of the Shares nor each Seller's performance of any of its covenants and agreements hereunder or thereunder will, directly or indirectly, (i) contravene, conflict with, or result in a violation of the charter or by-laws, or other governing instruments, of the Seller; (ii) contravene, conflict with, or result in a violation of any law, rule, or regulation applicable to the Seller, (iii) contravene, conflict with, or result in a violation or breach of, or give any person the right to exercise any remedy under, or accelerate the maturity or performance of, or cancel, terminate or modify any agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of its properties are subject, or (iv) give any person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby.

          (d) No consent, approval, authorization or order of, or filing with, any person, court or governmental agency or body is required for the consummation of the transactions contemplated by this Agreement and the Proxy.

          (e) Immediately prior to the Closing (as defined below), each Seller will have good and valid title to the Shares, free and clear of all liens, encumbrances, equities or claims (other than pursuant to this Agreement); and, upon delivery of the Shares and payment therefore pursuant hereto, good and valid title to the Shares, free and clear of all liens, encumbrances, equities or claims will pass to the Purchaser.

          2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller that:

          (a) The Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization. The Purchaser has the power and authority to enter into this Agreement and to purchase the Shares in accordance herewith.

          (b) This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforce able in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          3. Purchase and Sale of Shares. (a) Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares at a purchase price of $15.50 per Share (the "Purchase Price").

          (b) Certificates evidencing the Shares will be made available for inspection by the Purchaser at 3:00 p.m., New York time, on the business day prior to the Closing Date (as defined below), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 (such meeting, the "Pre-Closing").

          (c) Certificates evidencing the Shares, together with appropriate instruments for the transfer thereof to the Purchaser, shall be delivered by the Seller to the Purchaser against payment by the Purchaser of the Purchase Price therefor by wire transfer of immediately available funds to the account of the Seller. Such delivery shall take place at the offices of Cravath, Swaine & Moore, or at such other location as the Seller and the Purchaser may agree to in writing. The time and date of payment and delivery shall be 9:30 a.m., New York time, on January 23, 1998, or such other time and date as the Seller and the Purchaser may agree to in writing. The purchase of the Shares for the Purchase Price therefor is herein referred to as the "Closing". The date on which such Closing occurs is herein referred to as the "Closing Date".

          4. Covenants of the Seller. Each Seller covenants to, and agrees with, the Purchaser that:

          (a) On the Closing Date, each Seller shall surrender to the Purchaser a certificate evidencing the Shares together with such instruments of transfer as the Purchaser may reasonably request.

          (b) The Seller shall take such other actions as Purchaser reasonably requests in order to confirm and assure the Purchaser's title to the Shares.

          5. Conditions to Closing of the Purchaser. The obligation of the Purchaser to accept and pay for the Shares is subject to the following conditions:

          (a) The representations and warranties of the Seller contained herein shall be true and correct when made and as of the Closing Date.

          (b) The Seller shall have performed and complied with all agreements on its part to be performed or complied with prior to or on the Closing Date pursuant hereto.

          6. Conditions to Closing of the Seller. The obligation of the Seller to deliver the Shares is subject to the following conditions:

          (a) The representations and warranties of the Purchaser contained herein shall be true and correct when made and as of the Closing Date.

          (b) The Purchaser shall have performed and complied with all agreements on its part to be performed or complied with prior to or on the Closing Date pursuant hereto.

          7. Acknowledgment. Each of the Purchaser and Seller acknowledges that the other may possess material information which the other does not and that each (i) has made its own independent decision with respect to the purchase and sale of the Shares and (ii) will not make any claim against the other in respect of such material information possessed by the other.

          8. Expenses. The Seller agrees with the Purchaser that the Seller will pay or cause to be paid (a) all of its own costs and expenses, including the fees, disbursements and expenses of counsel to the Seller in connection with the transactions contemplated by this Agreement and (b) all other expenses incurred by or imposed on the Seller incident to the sale and delivery of the Shares. The Purchaser will pay all of its own costs and expenses, including the fees, disbursements and expenses of its counsel.

          9. Specific Performance. The parties hereto each acknowledge that in view of the uniqueness of the subject matter hereof they would not have an adequate remedy at law for money damages in the event that this Agreement was not performed in accordance with its terms, and therefore agree that the parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          10. Survival of Agreements, etc. All representations, warranties, covenants and agreements made herein or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing of the purchase and sale of the Shares.

          11. Nonassignability and Successors. This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by the Seller and any such assignment, delegation or other transfer in violation of this Section 11 shall be null and void. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchaser, the Seller, and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

          12. Headings. The headings in this Agreement are for purposes of reference only and shall not limit or other wise affect the meaning hereof.

          13. Amendments. This Agreement cannot be modified, amended or terminated except by an instrument in writing signed by the Purchaser and the Seller; provided, however, that any provision of this Agreement may be waived only by the party to be charged with the waiver but only by a duly executed writing.

          14. Time of Essence. Time shall be of the essence in this Agreement.

          15. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

          16. Notices. All notices and other communications hereunder shall be in writing and shall be sent by facsimile with a hard copy to follow by overnight courier as follows:

          If to the Seller:

          William Collins
          Furman Selz
          230 Park Ave.
          New York, New York 10169

          If to the Purchaser:

          Prometheus Assisted Living LLC
          c/o Lazard Freres Real Estate Investors LLC
          30 Rockefeller Plaza, 63rd Floor
          New York, New York 10112 with a copy to :

          Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, New York 10019
          Attention of Kevin J. Grehan, Esq.
          Telephone:  (212) 474-1490
          Fax:  (212) 474-3706


          17. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Purchaser, on the one hand, and the Seller, on the other hand, and supersedes all prior agreements and understandings relating to the subject matter hereof.

          18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

          19. Confidentiality. Except as otherwise required by law, each party hereto agrees to keep the terms of this Agreement confidential.


          IN WITNESS WHEREOF, the Purchaser and the Seller have executed this Agreement as of the day and year first above written.

                                Purchaser

                                PROMETHEUS ASSISTED LIVING LLC

                                  by   LF Strategic Realty Investors II
                                       L.P., as sole member,

                                      by   Lazard Freres Real Estate
                                           Investors L.L.C., its general
                                           partner,

                                             by /s/ Robert P. Freeman
                                               ---------------------------------
                                               Name:   Robert P. Freeman
                                               Title:  President

Number of
shares owned:                 Seller

40,700                        Taurus Partners Limited Partner LP

                                by /s/ William Collins
                                   ----------------------------------
                                   Name:   William Collins
                                   Title:  General Partner

12,100                        Blackstone Partners Investment Fund
                              LP

                                by /s/ William Collins
                                   ----------------------------------
                                   Name:   William Collins
                                   Title:  General Partner

102,800                       Taurus Capital International LTD

                                by /s/ William Collins
                                   ----------------------------------
                                   Name:   William Collins
                                   Title:  General Partner

13,300                        Mesirow Event Strategic Fund LP

                                by /s/ William Collins
                                   ----------------------------------
                                   Name:   William Collins
                                   Title:  General Partner

17,100                        Furman Selz LLC

                                by /s/ William Collins
                                   ----------------------------------
                                   Name:   William Collins
                                   Title:  Executive Vice President